Exhibit 10(4)

Sheila J. Rostiac	Human Resources
Senior Vice President - Human Resources	80 Park Plaza T4, Newark, NJ 07102
Chief Human Resources Officer & Chief Diversity Officer	tel: 973-430-6047
email: sheila.rostiac@pseg.com

May 21, 2021

Kim C. Hanemann
In Care Of PSEG

Dear Kim:

I am pleased to offer you the position of President & Chief Operating Officer, PSE&G, effective June 30, 2021. In this position, you will be paid a base annual salary of $630,000. You shall be eligible for your next salary review in January 2022. Salary reviews will be conducted annually thereafter.
You will continue to be eligible to participate in PSEG’s Senior Management Incentive Compensation Plan (“SMICP”) under the terms and conditions of the SMICP. Your target incentive award in this position for 2021 will be 75% of your base salary, however, you may be eligible to receive up to 150% of your base salary dependent upon business results. Targets and awards may be adjusted from time to time in accordance with established plan procedures. There is no guarantee of payment under the SMICP, and any such payment will be contingent upon your establishment and successful completion of goals and objectives. Your award under the SMICP, if earned, will be based upon the successful completion of goals and objectives for 2021 and payable in 2022. Any SMICP award for 2021 will be prorated based on your promotion date of June 30, 2021. Your award, if earned, will be prorated between your former position, salary, and target of 65% in the SMICP through June 2021 and your new position, salary and target of 75% in the SMICP for the remainder of the year.
You will continue to be a participant in the PSEG Long-Term Incentive Plan (“LTIP”). It was recommended and approved by the Organization Compensation Committee (“O&CC”) that you be provided with a supplemental 2021 LTIP grant in the amount of $325,000. This will be in the form of 30% Restricted Stock Units (“RSUs”) and 70% Performance Share Units (“PSUs”). Future LTIP grants will be in the form of 30% as RSUs and 70% as PSUs. The number and form of LTIP grants recommended in any given year will appropriately reflect your responsibilities and ability to contribute to the long-term success of PSEG and is subject to the approval of the O&CC of the Board. All future grants under the LTIP will be subject to the terms of the LTIP and the related grant award agreements.
You will continue to be eligible to participate in the PSEG Equity Deferral Plan (“Deferred Equity Plan”), which allows you to defer all or a portion of the receipt of shares under the LTIP. If you would like to defer all or a portion of your 2021 supplemental RSUs and/or PSUs under this plan you must make your elections on-line at Fidelity NetBenefits by July 30, 2021.

Kim C. Hanemann                                May 21, 2021

If, at the time you terminate from employment, you are determined to be a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), your nonqualified deferred compensation payments will be delayed for six months following your termination of employment to the extent necessary to satisfy Section 409A.
You will continue to be a Schedule A participant in the Key Executive Severance Plan of Public Service Enterprise Group Incorporated, as amended from time to time.
You will continue to be required to own and retain a level of company stock commensurate with your new position as outlined in the attached “Officer Stock Ownership and Retention Policy”. Please note the required minimum level of company stock ownership will be 4x base salary for this position.
The company will continue to provide you with a monthly stipend in the amount of $1,000 for the purchase or lease of a vehicle along with associated costs such as vehicle maintenance, mileage and insurance. This stipend may be amended from time to time by the Company.
You will be required to complete the attached FERC/BPU interlock questionnaire and your position is contingent upon successful clearance of interlock requirements.
Finally, you will be required to sign the enclosed Confidentiality, Non-Competition, and Non-Solicitation Agreement, and the enclosed Arbitration Agreement.
At all times, your employment with PSEG is and will be considered at-will, which means that either you or the Company is free to terminate the employment relationship at any time, for any reason, with or without cause.
This letter shall not be construed, nor is it intended to be construed, as a binding contract of employment.
Additionally, a booklet referencing the Responsibilities of Corporate Officers and Directors will be mailed separately to you at your home address.
If the foregoing is in accordance with your understanding, please sign this letter and the enclosed Agreements, and return them to me.

Kim C. Hanemann                                May 21, 2021

                        Sincerely,

/s/ Sheila J. Rostiac

Sheila J. Rostiac
Senior Vice President – Human Resources
and Chief Human Resources Officer and Chief
Diversity Officer

Agreed to this_21_ day of May, 2021.

/s/ Kim C. Hanemann
_______________________________________
Kim C. Hanemann

Attachments:
1.Senior Management Incentive Compensation Plan (“SMICP”)
2.Key Executive Severance Plan of Public Service Enterprise Group, Inc.
3.PSEG Equity Deferral Plan
4.Officer Stock Ownership & Retention Policy
5.FERC/BPU Interlock Questionnaire
6.Arbitration Agreement
7.Confidentiality, Non-Competition and Non-Solicitation Agreement
8.Responsibilities of Corporate Officers and Directors

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